EXHIBIT 10(b)

HARRIS CORPORATION

2005 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

(AS OF JUNE 29, 2013)

1.           Performance Share Unit Award – Terms and Conditions.  Under and subject to the provisions of the Harris Corporation 2005 Equity Incentive Plan (As Amended and Restated Effective August 27, 2010, and as may be further amended from time to time, the “Plan”) and upon the terms and conditions set forth herein (these “Terms and Conditions”), Harris Corporation (the “Corporation”) has granted to the employee receiving these Terms and Conditions (the “Employee”) a Performance Share Unit Award (the “Award”) of such number of performance share units as set forth in the Award Notice (as defined below) from the Corporation to the Employee (such units, as may be adjusted in accordance with Sections 1(c), 1(d), 1(e) and 3 of these Terms and Conditions, the “Performance Units”). At all times, each Performance Unit shall be equal in value to one share of common stock, $1.00 par value per share (the “Common Stock”), of the Corporation (a “Share”). Such Award is subject to the following Terms and Conditions (these Terms and Conditions, together with the Corporation’s letter or notice to the Employee specifying the number of Performance Units subject to the Award, the Performance Period, the form of payment of the Award and certain other terms (the “Award Notice”) and the Statement of Performance Goals (as defined below) related thereto, are referred to as the “Agreement”).

(a)          Performance Period.  For purposes of the Agreement, the “Performance Period” shall be the Performance Period set forth and designated as such in the Award Notice.

(b)          Payout of Award.  Provided the Award has not previously been forfeited, as soon as administratively practicable following the expiration of the Performance Period, but in no event later than the 15th day of the third month following the expiration of the Performance Period, (i) if the Award Notice specifies that the Performance Units are to be paid in Shares, the Corporation shall issue to the Employee in a single payment the number of Shares underlying the Performance Units to which the Employee is entitled pursuant hereto; or (ii) if the Award Notice specifies that the Performance Units are to be paid in cash, the Corporation shall pay to the Employee a single lump sum cash payment equal to the Fair Market Value (as defined in the Plan) of the number of Shares underlying the Performance Units to which the Employee is entitled pursuant hereto. If the Award is to be paid in Shares, upon payout the Corporation shall at its option, cause such Shares as to which the Employee is entitled pursuant hereto: (i) to be released without restriction on transfer by delivery to the custody of the Employee of a stock certificate in the name of the Employee or his or her designee or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the Employee or his or her designee maintained by the Corporation’s stock transfer agent or its designee.

(c)          Satisfaction of Performance Objectives.

(i)        The payout of the Award shall be contingent upon the attainment during the Performance Period of the performance objectives set forth in the Statement of

Performance Goals (however designated) delivered or made available to the Employee at the time of the Award (the “Statement of Performance Goals”). The payout of the Award shall be determined upon the expiration of the Performance Period in accordance with the Statement of Performance Goals. The final determination of the payout of the Award will be authorized by the Board, the Board Committee, or its designee. Performance Units will be forfeited (A) if they are not earned at the end of the Performance Period or (B) except as otherwise provided herein, if the Employee ceases to be employed by the Corporation at any time prior to the expiration of the Performance Period.

(ii)       Unless the Award is pro rated at the time of the Award, if employment is commenced after the first day of the first fiscal year of the Performance Period (such commencement date is referred to as the “Start Date”), the Employee shall be eligible to receive a pro-rata portion of the Shares or cash which would be payable to the Employee under the Award at the end of the Performance Period determined in accordance with the prior provisions of this Section 1(c), and the remaining Shares or cash subject to the Award shall be automatically forfeited. Such forfeited portion shall be measured by a fraction, of which the numerator is the number of days between the first day of the first fiscal year of the Performance Period and the Start Date, and the denominator is the number of days of the Performance Period.

(d)          Rights During Performance Period; Dividend Equivalents.

(i)        During the Performance Period, the Employee shall not have any rights as a shareholder with respect to the Shares underlying the Performance Units.

(ii)       If, at any time during the Performance Period, the Corporation pays a dividend or makes other distributions on the Common Stock, (A) if the Award Notice specifies that the Performance Units are to be paid in Shares, then on or about the date the Performance Units are paid in Shares and the Corporation issues to the Employee the Shares underlying the Performance Units pursuant to Section 1(b), the Corporation shall pay to the Employee the dividends or other distributions paid or payable during the Performance Period on the number of Shares underlying the Performance Units to which the Employee is entitled, or (B) if the Award Notice specifies that the Performance Units are to be paid in cash, then on or about the date the Performance Units are paid in cash to the Employee pursuant to Section 1(b), the Corporation shall pay to the Employee the dividends or other distributions paid or payable during the Performance Period on the number of Performance Units to which the Employee is entitled. No such dividends or other distributions will be paid in respect of Performance Units that are forfeited or cancelled. No interest shall be paid on any such dividends or distributions. If any such dividend or distribution is paid in securities of the Corporation (including Shares), such dividend equivalents in respect of such securities relating to the Performance Units shall be subject to the same restrictions and conditions as the Performance Units in respect of which such dividend or distribution in the form of securities was made and shall be paid to the Employee in the manner and at the time the Performance Units are paid.

(iii)      If the number of outstanding shares of Common Stock is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Corporation, the Performance Units subject to the Award shall be adjusted to correspond to the change in the Corporation’s outstanding shares of Common Stock. If the Award Notice specifies that the Performance Units are to be paid in Shares, upon the expiration of the Performance

Period and payout of the Award, the Employee may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which the Employee is entitled pursuant hereto.

(e)        Adjustment to Award.  The number of Performance Units subject to the Award is based upon the assumption that the Employee shall continue to perform substantially the same duties throughout the Performance Period, and such number of Performance Units may be reduced or increased by the Board or the Board Committee or its designee without formal amendment of the Agreement to reflect a change in duties during the Performance Period.

2.           Forfeiture; Termination of Employment.  Except in the event of a Change in Control covered in Section 5 herein or as otherwise provided in the Award Notice, if the Employee ceases to be an employee of the Corporation prior to the expiration of first fiscal year of the Performance Period (“Minimum Vesting Period”), all Performance Units subject to the Award shall be automatically forfeited upon such termination of employment. Except in the event of a Change in Control covered in Section 5 herein or as otherwise provided in the Award Notice, if the Employee ceases to be an employee of the Corporation following satisfaction of the Minimum Vesting Period but prior to the expiration of the Performance Period:

(a)        for any reason other than (i) death, (ii) permanent disability (as determined by the Corporation), (iii) retirement after age 55 with ten or more years of full-time service, or (iv) involuntary termination of employment of the Employee by the Corporation other than for Misconduct, all Performance Units subject to the Award shall be automatically forfeited upon such termination of employment; or

(b)        due to (i) death, (ii) permanent disability (as determined by the Corporation), (iii) retirement after age 55 with ten or more years of full-time service, or (iv) involuntary termination of employment of the Employee by the Corporation other than for Misconduct, the Employee shall be eligible to receive a pro-rata portion of the payout in respect of the Performance Units which would have been made to the Employee under the Award at the end of the Performance Period under Section 1(b) determined in accordance with the provisions of Section 1(c) hereof, and the remaining payout and Performance Units subject to the Award shall be automatically forfeited. Such pro-rata portion shall be measured by a fraction, of which the numerator is the number of days of the Performance Period during which the Employee’s employment continued, and the denominator is the number of days of the Performance Period. “Misconduct” shall mean deliberate, willful or gross misconduct, as determined by the Corporation. The pro-rata portion of the payout in respect of the Performance Units required to be paid under this Section 2 shall be paid to the Employee in the form and at the time as specified in Section 1(b).

3.           Transfer of Employment.   If the Employee transfers employment from one business unit of the Corporation or an Affiliate to another business unit or Affiliate during a Performance Period, the Employee shall be eligible to receive the number of Performance Units determined by the Board or the Board Committee or its designee based upon such factors as the Board or the Board Committee or its designee, as the case may be, in its sole discretion may deem appropriate.

4.           Prohibition Against Transfer.  Until the expiration of the Performance Period and payout of the Award pursuant to Section 1(b), the Award, the Performance Units subject to the Award, any interest in Shares (in the case of a payout to be made in Shares as specified in the Award Notice) or cash to be paid, as applicable, related thereto, and the rights granted under these Terms and Conditions and the Agreement are not transferable except by will or by the laws of descent and distribution in the event of the Employee’s death. Without limiting the generality of the foregoing, except as aforesaid, until the expiration of the Performance Period and payout of the award pursuant to Section 1(b), the Award, the Performance Units and any interest in Shares (in the case of a payout to be made in Shares as specified in the Award Notice) or cash to be paid, as applicable, related thereto, may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

5.           Change in Control.  (a) Upon a Change in Control of the Corporation as defined in Section 11.1 of the Plan, the performance objectives shall be conclusively deemed to have been attained immediately upon the occurrence of such a Change in Control. The payout of the Performance Units shall be paid to the Employee at the end of the Performance Period; provided, however, that, following such Change in Control but prior to the end of the Performance Period: (i) in the event of the Employee’s death, termination due to permanent disability (as determined by the Corporation), retirement after age 55 with ten or more years of full-time service, or involuntary termination of employment of the Employee by the Corporation other than for Cause, the payout of the Performance Units shall be vested immediately and paid in Shares or in a single cash lump sum as specified in the Award Notice as soon as administratively practicable but no later than the end of the calendar year in which the vesting event occurs; (ii) in the event of the Employee’s resignation or termination for Cause, the payout of the Award shall be forfeited; and (iii) in the event of a “change in the Corporation’s capital structure,” the payout of the Performance Units shall be vested immediately and if (A) the Award Notice specifies that the Performance Units are to be paid in Shares, at the election of the Employee, the payout of the Award shall be paid in Shares without restriction on transfer or shall be converted and paid in cash or (B) the Award Notice specifies that the Performance Units are to be paid in cash, such Performance Units shall be paid in cash. The amount of any cash payment made under this Section 5 will be an amount equal to the number of Shares underlying the Performance Units subject to the Award multiplied by the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index: (A) during the sixty (60) day period preceding and including the date of a “change in the Corporation’s capital structure;” or (B) during the sixty (60) day period preceding and including the date of the Change in Control. An Award in Shares or cash shall be paid as soon as administratively practicable following a “change in the Corporation’s capital structure,” but no later than the end of the calendar year in which the change in the Corporation’s capital structure occurs.

(b)          For purposes hereof, a “change in the Corporation’s capital structure” shall be deemed to have occurred if:

(i)        the Shares are no longer the only class of the Corporation’s Common Stock;

(ii)       the Shares cease to be, or are not readily, tradable on an established securities market (in the United States) within the meaning of Section 409(l)(1) of the Internal Revenue Code of 1986, as amended;

(iii)      the Corporation issues warrants, convertible debt, or any other security that is exercisable or convertible into Common Stock, except for rights granted under the Plan; or

(iv)      the ratio of total debt to total capitalization exceeds 45 percent. Total debt is the total debt for borrowed money. Total capitalization is consolidated total assets of the Corporation less consolidated total liabilities of the Corporation.

(c)          “Cause” shall mean (i) a material breach by the Employee of the duties and responsibilities of the Employee (other than as a result of incapacity due to physical or mental illness) which is (A) demonstrably willful, continued and deliberate on the Employee’s part, (B) committed in bad faith or without reasonable belief that such breach is in the best interests of the Corporation and (C) not remedied within fifteen (15) days after receipt of written notice from the Corporation which specifically identifies the manner in which such breach has occurred or (ii) the Employee’s conviction of, or plea of nolo contendere to, a felony involving willful misconduct which is materially and demonstrably injurious to the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to the Employee a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose (after thirty (30) days notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail. The Corporation must notify the Employee of any event constituting Cause within ninety (90) days following the Corporation’s knowledge of its existence or such event shall not constitute Cause under these Terms and Conditions.

6.           Protective Covenants.   In consideration of, among other things, the grant of the Award to the Employee, the Employee acknowledges and agrees, by acceptance of the Award, to the following provisions:

(a)          Non-Solicitation.   During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or on behalf of any other employer or any other business, person or entity: (i) recruit, induce, Solicit or attempt to recruit, induce or Solicit any Individual Employed by the Corporation to terminate, abandon or otherwise leave or discontinue employment with the Corporation; or (ii) hire or cause or assist any Individual Employed by the Corporation to become employed by or provide services to any other business, person or entity whether as an employee, consultant, contractor or otherwise.

(b)          Customer or Potential Customer Non-Interference.  During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or (i) on behalf of any other employer or any other business, person or entity, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, any Customer or Potential Customer of the Corporation to cease or reduce or refrain from doing business with the Corporation; or (ii) on behalf of any Competitive Business, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, or accept or attempt or participate in accepting, business from any Customer or Potential Customer of the Covered Unit(s).

(c)        Non-Competition.  During the Protective Covenant Period, the Employee shall not, directly or indirectly, as an employee, independent contractor, consultant, officer, director, principal, lender or investor engage or otherwise participate in any activities with, or provide services to, a Competitive Business, without the prior written consent of the Senior Vice President, Human Resources or other designated executive officer of the Corporation (which consent shall be at such officer’s discretion to give or withhold). Nothing in this Section 6(c) shall preclude the Employee from owning up to 1% of the equity in any publicly traded company.

(d)        No Disparagement or Detrimental Comments.   During the Employee’s employment with the Corporation and thereafter, the Employee shall not, directly or indirectly, make or publish, or cause to be made or published, any statement, observation or opinion, whether verbal or written, that criticizes, disparages, defames or otherwise impugns or reasonably may be interpreted to criticize, disparage, defame or impugn, the character, integrity or reputation of the Corporation or its products, goods, systems or services, or its current or former directors, officers, employees, agents, successors or assigns. Nothing in this Section 6(d) is intended or should be construed to prevent the Employee from providing truthful testimony or information to any person or entity as required by law or fiduciary duties or as may be necessary in the performance of the Employee’s duties in connection with the Employee’s employment with the Corporation.

(e)        Confidentiality.  During the Employee’s employment with the Corporation and thereafter, the Employee shall not use or disclose, except on behalf of the Corporation and pursuant to and in compliance with its direction and policies, any Confidential Information of (i) the Corporation or (ii) any third party received by the Corporation which the Corporation is obligated to keep confidential. This Section 6(e) will apply in addition to, and not in derogation of, any other confidentiality or non-disclosure agreement that may exist, now or in the future, between the Employee and the Corporation.

(f)        Consideration and Acknowledgment.  The Employee acknowledges and agrees to each of the following: (i) the Employee’s acceptance of the Award and participation in the Plan is voluntary; (ii) the benefits and rights provided by the Agreement and Plan are wholly discretionary and, although provided by the Corporation, do not constitute regular or periodic payments; (iii) the benefits and compensation provided under the Agreement are in addition to the benefits and compensation that otherwise are or would be available to the Employee in connection with Employee’s employment with the Corporation and the grant of the Award is expressly contingent upon the Employee’s agreement with the Corporation contained in Sections 6 and 7; (iv) the scope and duration of the restrictions in Section 6 are fair and reasonable; (v) if any provisions of Sections 6(a), (b), (c), (d) or (e), or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, such provision shall then be enforceable, and if the provision is not capable of being modified or revised so that it is enforceable, it shall be excised from these Terms and Conditions without affecting the enforceability of the remaining provisions; and (vi) the time period of the Employee’s obligations under Sections 6(a), (b) and (c) shall be extended by a period equal to the length of any breach of those obligations by the Employee, in addition to any and all other remedies provided by these Terms and Conditions or otherwise available to the Corporation at law or in equity.

(g)          Definitions. For purposes of Section 6 of these Terms and Conditions, the following definitions shall apply:

(1)        “Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is competitive with the business and business activities engaged in by the Covered Unit(s).

(2)        “Confidential Information” means confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or other form, and includes, but is not limited to, information that is not publicly known regarding finances, business and marketing plans, proposals, projections, forecasts, existing and prospective customers, vendor identities, employees and compensation, drawings, manuals, inventions, patent applications, process and fabrication information, research plans and results, computer programs, databases, software flow charts, specifications, technical data, scientific and technical information, test results and market studies.

(3)        “Corporation” means, and shall be deemed to include, the Corporation and any Subsidiary.

(4)        “Covered Unit(s)” means: (i) during the period of the Employee’s employment with the Corporation, each business unit of the Corporation; and (ii) following the Employment Termination Date, each business unit of the Corporation in or for which the Employee was employed or to which the Employee provided services or about which the Employee obtained or had access to Confidential Information, in each case of this clause (ii) at any time within the twenty-four (24)-month period prior to the Employment Termination Date. The Employee acknowledges and agrees that if the Employee is or was employed at a segment level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of such segment; and if the Employee is or was employed at the corporate/headquarters level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of the Corporation.

(5)        “Customer” means, with respect to the Corporation or the Covered Unit(s), as the case may be, any business, person or entity who purchased any products, goods, systems or services from the Corporation or such Covered Unit(s) at any time during the preceding twenty-four (24) months (or, if after the Employment Termination Date, the last twenty-four (24) months of the Employee’s employment with the Corporation) and either with whom the Employee dealt in the course of performing the Employee’s job duties for the Corporation or about whom the Employee has or had Confidential Information.

(6)        “Employment Termination Date” means the date of termination of the Employee’s employment with the Corporation, voluntarily or involuntarily, for any reason, with or without cause.

(7)        “Individual Employed by the Corporation” means any employee of the Corporation with whom the Employee dealt in the course of performing the Employee’s job duties at any time during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Corporation).

(8)        “Potential Customer” means, with respect to the Corporation or the Covered Unit(s), as the case may be, any business, person or entity targeted during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Corporation) as a customer to purchase any products, goods, systems or services from the Corporation or such Covered Unit(s) and (i) with whom the Employee had direct or indirect contact, (ii) for whom the Employee participated in the development or execution of the plan to sell products, goods, systems or services of the Corporation or such Covered Unit(s), or (iii) about whom the Employee otherwise has or had Confidential Information.

(9)        “Protective Covenant Period” means the period of the Employee’s employment with the Corporation and the twelve (12) month period following the Employment Termination Date.

(10)      “Solicit” and “Soliciting” mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any actions; provided, for purposes of Section 6(a), the term “Solicit” excludes the placement of general advertisements inviting applications for employment that are not targeted to employees of the Corporation generally or any specific employees of the Corporation.

7.           Remedies for Breach of Section 6.  (a) Forfeiture and Clawback.  The Employee agrees, by acceptance of the Award, that if the Employee breaches any provision of Sections 6(a), (b), (c), (d) or (e), in addition to any and all other remedies available to the Corporation, (i) the Award and all Performance Units subject to the Award and any rights with respect to the Award and such Performance Units shall upon written notice (which may be in electronic form) immediately be forfeited and terminate and be cancelled; and (ii) the Corporation shall have the right upon written notice (which may be in electronic form) to reclaim and receive from the Employee all Shares and cash, as applicable, issued or paid to the Employee in respect of the Performance Units pursuant to Sections 1(b) and 1(d) above, or to the extent the Employee has transferred such Shares, the Fair Market Value thereof (as of the date such Shares were transferred by the Employee) in cash and any such return of Shares or payment of cash by the Employee which requires action on the part of the Employee shall be made within five (5) business days following receipt of written demand therefore.

(b)         Additional Relief.  The Employee agrees, by acceptance of the Award, that: (i) the remedy provided for in Section 7(a) shall not be the exclusive remedy available to the Corporation for a breach of the provisions of Sections 6(a), (b), (c), (d) or (e) and shall not limit the Corporation from seeking damages or injunctive relief; and (ii) the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Sections 6(a), (b), (c), (d) or (e), and therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including, but not limited to, the rights under Section 7(a)), in addition to and cumulative with such rights, the Corporation shall be entitled to the granting of injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of posting of any bond or similar security.

(c)        Forum.   The Employee agrees, by acceptance of the Award, that any judicial action brought with respect to the provisions of Sections 6 or 7 of these Terms and Conditions may be filed in the United States District Court for the Middle District of Florida or in the Circuit Court of Brevard County, Florida and hereby consents to the jurisdiction of such courts and waives any objection he/she may now or hereafter have to such venue.

(d)        Change in Control.  If a Change in Control shall occur, the provisions of Sections 6 and 7 shall immediately terminate and be of no further force and effect.

8.            Securities Law Requirements.  If the Award Notice specifies that the Performance Units are to be paid in Shares, the Corporation shall not be required to issue Shares pursuant to the Award, to the extent required, unless and until (a) such Shares have been duly listed upon each stock exchange on which the Corporation’s stock is then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.

9.            Board Committee Administration.  The Board Committee shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe these Terms and Conditions and the Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board Committee necessary or desirable for the administration of the Plan. The Board Committee may correct any defect or supply any omission or reconcile any inconsistency in these Terms and Conditions and the Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

10.          Adjustments.  Unusual or non-recurring losses or charges which are separately identified and quantified in the Corporation’s audited financial statements and notes thereto including, but not limited to, extraordinary items, changes in tax laws, changes in generally accepted accounting principles, impact of discontinued operations, restructuring charges, or restatement of prior period financial results, shall be excluded from the calculation of performance results for purposes of the Plan. However, the Board Committee can choose to include any or all such unusual or non-recurring items as long as inclusion of each such item causes the Award to be reduced.

11.          Impact of Restatement of Financial Statements upon Awards.   If any of the Corporation’s financial statements are restated, as a result of errors, omissions, or fraud, the Board Committee may (in its sole discretion, but acting in good faith) direct that the Corporation recover all or a portion of any Award or payment made to the Employee with respect to any fiscal year of the Corporation the financial results of which are negatively affected by such restatement. The amount to be recovered shall be the amount by which the affected Award or payment exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Board Committee shall determine. The Board Committee shall determine whether the Corporation shall effect any such recovery: (a) by seeking repayment from the Employee; (b) by reducing the amount that would otherwise be payable to the Employee under any compensatory plan, program or arrangement maintained by the Corporation, a Subsidiary or any of its Affiliates; (c) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Corporation’s otherwise applicable compensation practices; or (d) by any combination of the foregoing or otherwise (subject, in each of subclause (b), (c) and (d), to applicable law, including without limitation, Section 409A of the Code, and the terms and conditions of the applicable plan, program or arrangement). This Section 11 shall be a non-exclusive remedy and nothing in this Section 11 shall preclude the Corporation from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of this Section 11.

12.          Incorporation of Plan Provisions.     These Terms and Conditions and the Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of these Terms and Conditions and the Agreement and the Plan, the terms of the Plan shall govern.

13.          Compliance with Section 409A of the Code.  (a) The Agreement and the Plan are intended to be exempt from the provisions of Section 409A of the Code to the maximum extent permitted by applicable law. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Employee. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Employee). Notwithstanding the foregoing, no particular tax result for the Employee with respect to any income recognized by the Employee in connection with the Agreement is guaranteed, and the Employee solely shall be responsible for any taxes, penalties or interest imposed on the Employee in connection with the Agreement.

(b)        Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

14.          Data Privacy; Electronic Delivery.  By acceptance of the Award, the Employee acknowledges and agrees that: (a) data, including the Employee’s personal data, necessary to administer the Agreement may be exchanged among the Corporation and its Subsidiaries and affiliates as necessary, and with any vendor engaged by the Corporation to assist in the administration of equity awards; and (b) unless and until revoked in writing by the Employee, information and materials in connection with this Agreement or any awards under the Plan, including, but not limited to, any prospectuses and plan document, may be provided by means of electronic delivery (including by e-mail, by web site access and/or by facsimile).

15.       Miscellaneous.    These Terms and Conditions and the other portions of the Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Corporation; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 3.2, 12 and 13.6 of the Plan and Section 13 of the Agreement, may not be amended without the written consent of both the Corporation and the Employee. The Agreement shall not in any way interfere with or limit the rights of the Corporation or any Subsidiary to terminate the Employee’s employment or service with the Corporation or any Subsidiary at any time, and no contract or right of employment shall be implied by these Terms and Conditions and the Agreement of which they form a part. For the purposes of these Terms and Conditions and the Agreement, (i) employment by the Corporation or any Subsidiary or a successor to the Corporation shall be considered employment by the Corporation, and (ii) references to “termination of employment,” “cessation of employment,” “ceases to be employed,” “ceases to be an Employee” or similar phrases shall mean the last day actually worked (as determined by the Corporation), and shall not include any notice period or any period of severance or separation pay or pay continuation (whether required by law or custom or otherwise provided) following the last day actually worked. If the Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Code), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of the Award to be employment by the Corporation.